Exhibit 10

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN
AMENDED AND RESTATED TERMS AND CONDITIONS OF
SPECIAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARDS

The Compensation Committee (the “Committee”) of the Board of Directors of Tenet Healthcare Corporation (the “Company”) is authorized under the Company’s 2008 Stock Incentive Plan, as such may be amended from time to time (the “Plan”), to make awards of restricted stock units (“RSUs”) and to determine the terms of such RSUs.

On June 13, 2013 (the “Grant Date”), the Committee granted you, Trevor Fetter (“You”) RSUs.  The RSUs were granted by the Committee subject to the terms and conditions set forth below in this certificate (the “Certificate”).  The RSUs are also subject to the terms and conditions of the Plan, which is incorporated herein by this reference.  Each capitalized term not otherwise defined herein will have the meaning given to such term in the Plan.

1.              Grant.  The Committee has granted You RSUs representing 106,090 Shares of RSUs subject to time-based vesting (“Time Vested RSUs”) and 106,090 Shares of RSUs at target subject to performance-based vesting (“Performance Vested RSUs”) in consideration for services to be performed by You for the Company or a Subsidiary of the Company.

2.              Vesting of Time Vested RSUs.   Subject to your continuous service with the Company through each date, the Time Vested RSUs will vest as follows: (a) one-half will vest on June 13, 2016, and (b) one-half will vest on June 13, 2019 (the “Time-Based RSU Vesting Period”).  Your Time Vested RSUs will vest to the extent provided in, and in accordance with, the terms of this Certificate.  If your employment terminates or if you cease providing services to the Company or a Subsidiary for any reason other than as set forth in Sections 5 or 6 below, Your unvested Time Vested RSUs will automatically be cancelled.  If you experience an involuntary termination of employment for Cause or a voluntary departure for any reason prior to June 13, 2019, except as set forth in Section 5 or 6 below, all of Your Time Vested RSUs will be forfeited and, except in the case of Your voluntary departure for Good Reason, you will be subject to a clawback of the first vested grant in an amount equal to the value you received.

3.              Performance Criterion for Performance Vested RSUs.

(a)  Performance Period.  Subject to your continuous service through the dates specified in Section 4 below, one-half of the Performance Vested RSUs will vest based on performance over a three-year performance period that began on January 1, 2013, and ends on December 31, 2015 (“2013-2015 Performance Vested RSUs”) and one-half of the Performance Vested RSUs will vest based on performance over a three-year performance period that begins on January 1, 2016 and ends on December 31, 2018 (“2016-2018 Performance Vested RSUs”).

(b)  Performance Measures.  Your 2013-2015 Performance Vested RSUs and 2016-2018 Performance Vested RSUs are subject to the performance criterion set forth on Appendix A.

4.              Vesting of Performance Vested RSUs.  You are eligible to earn up to 200% of the 2013-2015 Performance Vested RSUs and up to 200% of the 2016-2018 Performance Vested RSUs, respectively, subject to the achievement of the maximum of the respective Performance Criterion set forth on Appendix A of this Certificate and Your continuous service through June 13, 2016 (for the 2013-2015 Performance Vested RSUs) and June 13, 2019 (for the 2016-2018 Performance Vested RSUs).  Payouts between the performance levels set forth on Appendix A will be determined by the Committee based on straight-line interpolation; provided, however, that no payout shall be made if the threshold level of the respective goal is not attained.

Your Performance Vested RSUs will vest to the extent provided in, and in accordance with, the terms of this Certificate.  If your employment terminates or if you cease providing services to the Company or a Subsidiary for any reason other than as set forth in Section 5 or 6 below, Your unvested Performance Vested RSUs will be automatically cancelled.  If you experience an involuntary termination of employment for Cause or a voluntary departure for any reason prior to June 13, 2019, except as set forth in Section 5 or 6 below, all of Your Performance Vested RSUs will be forfeited and, except in the case of Your voluntary departure for Good Reason, you will be subject to a clawback of the first vested grant in an amount equal to the value you received.

5.              Certain Termination Events.

(a)  Death or Disability.  Subject to the provisions in Section 6 below, in the event of Your death or Disability (as defined under section 409A(a)(2)(C)(ii) of the Internal Revenue Code), Your Time Vested RSUs, to the extent then unvested, shall immediately vest in full and a pro-rated portion (based on the number of days You are actually employed during the applicable vesting period in which such termination occurs) of Your unvested Performance Vested RSUs will vest at the end of the applicable performance period taking into account the Company’s actual performance with respect to the applicable performance criteria.

(b)  Qualifying Termination.  Subject to the provisions in Section 6 below, in the event you experience a Qualifying Termination (other than as a result of your resignation for Good Reason) on or before June 13, 2016, Your Time Vested RSUs scheduled to vest on that date will immediately vest in full, and Your Performance Vested RSUs scheduled to vest on that date will either (i) if such termination occurs prior to December 31, 2015, remain outstanding and eligible to vest at the end of the applicable performance period taking into account the Company’s actual performance with respect to the applicable performance criteria or (ii) if such termination occurs after December 31, 2015, immediately vest (or, if applicable, vest upon the Committee’s certification of the applicable performance criteria) taking into account the Company’s actual performance with respect to the applicable performance criteria.

Subject to the provisions in Section 6 below, in the event you experience a Qualifying Termination (other than as a result of your resignation for Good Reason) after June 13, 2016 and before June 13, 2019, a pro-rated portion (based on the number of days You are actually employed during that period) of Your unvested Time Vested RSUs will immediately vest.  In addition, a pro-rated portion (based on the number of days You are actually employed during that period) of Your unvested Performance Vested RSUs will either (i) if such termination occurs prior to December 31, 2018, remain outstanding and eligible to vest at the end of the applicable performance period taking into account the Company’s actual performance with respect to the applicable performance criteria or (ii) if such termination occurs after December 31, 2018, immediately vest (or, if applicable, vest upon the Committee’s certification of the applicable performance criteria) taking into account the Company’s actual performance with respect to the applicable performance criteria.

6.              Change in Control.  In the event of a Change in Control, You will be deemed to have achieved the target level of performance with respect to all then unvested Performance Vested RSUs; provided, that the time based vesting criteria applicable to those Performance Vested RSUs shall continue to apply.  In addition, the following provisions will apply:

(a)   If the successor company assumes Your RSUs or substitutes other restricted stock units for such RSUs and You incur a Termination Event within the Protection Period, the then outstanding RSUs (or substitute restricted stock units) will fully vest immediately upon such Termination Event.  In the event Your Termination Event occurs outside the Protection Period, the provisions of Section 5 will apply in lieu of the preceding sentence.

(b)   If the successor company does not assume the RSUs, or substitute other restricted stock units for the RSUs, the then outstanding RSUs will vest upon the occurrence of the Change in Control.

7.              Settlement; Tax Withholding.  Upon the vesting of Your RSUs, Your RSUs will be settled in Shares within 60 days and You will recognize ordinary income at that time.  The Company is required to withhold payroll taxes due with respect to that ordinary income.  Pursuant to the Plan, unless the Committee provides otherwise, the Company will withhold Shares having a Fair Market Value equal to the amount of the minimum tax withholding. Notwithstanding the foregoing, to the minimum extent required to comply with Section 409A of the Code, if You are a “specified employee” within the meaning of Section 409A of the Code, and payment of Your RSUs is triggered as a result of your separation from service (within the meaning of Section 409A), the delivery of Shares shall be delayed until the six-month anniversary of Your separation from service.

8.              Rights as Shareholder.  You will not have any rights of a shareholder prior the receipt of your Shares following vesting of the RSUs, at which time You will have all of the rights of a shareholder with respect to the Shares received upon the vesting of those RSUs, including the right to vote those Shares and receive all dividends and other distributions, if any, paid or made with respect thereto.  Any Shares or cash distributed as dividends with respect to the Shares subject to the RSUs prior to your receipt of Shares following vesting will be subject to the same vesting schedule and performance conditions as the underlying RSUs.

9.              Transferability.  The RSUs generally may not be transferred, assigned or made subject to any encumbrance, pledge, or charge.  Limited exceptions to this rule apply in the case of death, divorce, or gift as provided in Section 12.3 of the Plan.

10.       Effect on Other Employee Benefit Plans.  The value of the RSUs evidenced by this Certificate will not be included as compensation, earnings, salaries, or other similar terms used when calculating Your benefits under any employee benefit plan sponsored by the Company or a Subsidiary, except as such plan otherwise expressly provides.

11.       No Employment Rights.  Nothing in this Certificate will confer upon You any right to continue in the employ or service of the Company or any Subsidiary or affect the right of the Company or a Subsidiary to terminate Your employment at any time with or without cause.

12.       Amendment.  By written notice to You, the Committee reserves the right to amend the Plan or the provisions of this Certificate provided that no such amendment will impair in any material respect Your rights under this Certificate without Your consent except as required to comply with applicable securities laws or section 409A of the Internal Revenue Code.

13.       Severability.  If any term or provision of this Certificate is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any term or provision of this Certificate not declared to be unlawful or invalid.  Any term or provision of this Certificate so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.

14.       Construction.  A copy of the Plan has been made available to You and additional copies of the Plan are available upon request to the Company’s Corporate Secretary at the Company’s principal executive office during normal business hours.  To the extent that any term or provision of this Certificate violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision shall govern and any inconsistent term or provision in this Certificate shall be of no force or effect.

15.       Binding Effect and Benefit.  This Certificate shall be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and You and Your successors and assigns.

16.       Entire Understanding.  This Certificate embodies the entire understanding and agreement of the Company and You in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind the Company or You.

17.       Governing Law.  This Grant shall be governed by, and construed in accordance with, the laws of the State of Nevada.

Appendix A

The number of Performance Vested RSUs earned, if any, will be determined following the end of the applicable performance period based on the Company’s Adjusted EBITDA.

For the 2013-2015 Performance Vested RSUs, vesting will be based upon the Company’s Adjusted EBITDA for the period beginning January 1, 2015 and ending December 31, 2015 as set forth in the following table:

	FY 2015 Adjusted EBITDA	Payout (as a proportion of the number of 2013-2015 Performance Vested RSUs)
Threshold	$1,250,000,000	Zero
Target	$1,400,000,000	100%
Maximum	$1,500,000,000	200%

For the 2016-2018 Performance Vested RSUs, vesting will be based upon the compound annual growth rate (CAGR) of the Company’s Adjusted EBITDA over the period beginning January 1, 2016 and ending December 31, 2018 as compared to the Company’s Adjusted EBITDA for the period beginning January 1, 2015 and ending December 31, 2015 as set forth in the following table:

	FY 2016-2018 Adjusted EBITDA CAGR	Payout (as a proportion of the number of 2016-2018 Performance Vested RSUs)
Threshold	Less than 0% CAGR	Zero
Target	2.5% CAGR	100%
Maximum	Greater than 5% CAGR	200%

For purposes of this Certificate, the term “Adjusted EBITDA” means net income (loss) attributable to the Company’s common shareholders before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) net loss (income) attributable to noncontrolling interests; (3) preferred stock dividends; (4) income (loss) from discontinued operations, net of tax; (5) income tax benefit (expense); (6) investment earnings (loss); (7) gain (loss) from early extinguishment of debt; (8) net gain (loss) on sales of investments; (9) interest expense; (10) litigation and investigation benefit (costs), net of insurance recoveries; (11) hurricane insurance recoveries, net of costs; (12) impairment and restructuring charges and acquisition-related costs; and (13) depreciation and amortization, as reported in the Company’s Form 10-K for the applicable fiscal year, subject to modification approved by the Committee, but only to the extent such modification by the Committee does not affect the qualification of the Performance Vested RSUs as performance-based compensation under Section 162(m) of the Code.

In addition, to the extent consistent with Section 162(m) of the Code and Section 12.2 of the Plan, the Committee shall have the authority to make equitable adjustments in performance criteria set forth above (and/or the other terms and conditions of the RSUs) in the event of any acquisitions, divestures, spin-offs or other corporate restructurings that materially affect the Company.